UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of earliest event reported: September 13, 2012

NovaBay Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33678	68-0454536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5980 Horton Street, Suite 550, Emeryville, CA   94608
(Address of Principal Executive Offices)   (Zip Code)

(510) 899-8800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 13, 2012, NovaBay Pharmaceuticals, Inc. entered into an International Distribution Agreement (the “Distribution Agreement”) with Naqu Area Pioneer Pharma Co. Ltd. (“Pioneer”), a Shanghai-based company that markets high-end pharmaceutical products into China, for the commercialization of its product NeutroPhase, a U.S. Food and Drug Administration (FDA)-cleared wound cleanser developed by NovaBay to promote healing and improve clinical outcomes for patients with chronic non-healing wounds, including Stage I-IV pressure ulcers, stasis ulcers, leg ulcers, diabetic foot ulcers, post surgical wounds, first and second degree burns, abrasions and minor irritations of the skin.   The Distribution Agreement supplements the distribution agreement entered into between Pioneer Pharma Co. Ltd. and NovaBay in January 2012 that covers distribution in the People’s Republic of China, excluding Hong Kong, Macau and Taiwan. The Distribution Agreement entered into on September 13, 2012, covers distribution in Hong Kong, Macau, Taiwan, Singapore, Malaysia, Indonesia, Myanmar, Philippines, Thailand, Vietnam, Brunei, Cambodia and Laos (the “Territories”).

Under the terms of the Distribution Agreement: NovaBay will receive upfront payments totaling $500,000 in 2012, with the potential for additional payments totaling $200,000 that may be triggered if certain regulatory milestones are met pre commercial launch; Pioneer will have the exclusive right to distribute Neutrophase in the Territories, and will be responsible for preparation and submission of a Marketing Approval Application (“MAA”) for NeutroPhase, which will be reviewed by the corresponding regulatory authority of each of the countries in the Territories; Pioneer will pay for the registration costs, but NovaBay will be required to reimburse a portion  of the payments referenced above; this reimbursement will be credited against future purchases of the product at a fixed price per bottle purchase; the credit may be payable by NovaBay in unregistered NovaBay common stock (the value of the NovaBay common stock calculated for this purpose will be based upon a predetermined calculation related to the then current trading range of NovaBay common stock, but not below a predetermined floor price); NovaBay will export NeutroPhase finished product to Pioneer for sale in the Asian countries covered following its expected approval; and NovaBay will receive payments for units of NeutroPhase shipped, less deductions specified in the Distribution Agreement.

The Distribution Agreement is for a term of five years and thereafter may be renewed for additional five years.

Item 3.02: Unregistered Sales of Equity Securities.

On September 13, 2012, NovaBay Pharmaceuticals, Inc. entered into a Unit Purchase Agreement with Pioneer Pharma (Singapore) Pte Ltd. (“Pioneer Singapore”), pursuant to which NovaBay will issue 2,000,000 units to Pioneer Singapore for $1.25 per unit, each unit consisting of one share of NovaBay common stock and a warrant to purchase a share of common stock.  Pursuant to the terms of the Unit Purchase Agreement, 800,000 units were issued on September 13, 2012, and the remaining 1,200,000 units will be purchased upon receipt of the China Department of Commerce approval for the issuance of such additional units. If all required regulatory approvals are not received, the remaining units may not be purchased.

The units are immediately separable, and are issued as the shares and the warrants. The warrants have an exercise price of $1.50 per share, will expire on August 31, 2013, and contain customary adjustment provisions in the event of changes in the capitalization of NovaBay.

The total purchase price to be paid for the units pursuant to the Unit Purchase Agreement will be $2,500,000. No underwriting discounts or commissions will be paid.

The Unit Purchase Agreement was entered into in connection with the Distribution Agreement.  Pursuant to the Distribution Agreement, up to 500,000 shares of NovaBay common stock may be issued to satisfy NovaBay’s credit obligations under the Distribution Agreement, as described above, which description is incorporated by reference here.

The aforementioned transactions were made with a non-U.S. person and was undertaken by NovaBay in reliance upon the exemptions from securities registration of Section 4(2) and Regulation S of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaBay Pharmaceuticals, Inc. (Registrant)

By:	/s/ Thomas J. Paulson
Thomas J. Paulson
Chief Financial Officer and Treasurer

Dated: September 17, 2012